For Immediate Release

             Hudson River Bancorp, Inc. and Ambanc Holding Co., Inc.
                                 Announce Merger

HUDSON, NEW YORK; AMSTERDAM, NEW YORK-September 4, 2001--Hudson River Bancorp, Inc. (NASDAQ: HRBT) ("Hudson River") and Ambanc Holding Co., Inc. (NASDAQ: AHCI) ("Ambanc"), jointly announced today that they had entered into an Agreement and Plan of Merger (the "Agreement") whereby Ambanc and its wholly-owned banking subsidiary, Mohawk Community Bank ("Mohawk"), will be merged with and into Hudson River's subsidiary bank, Hudson River Bank & Trust Company, with Hudson River surviving the merger. Upon completion of the merger, Hudson River will have approximately $2.6 billion in total assets and be the largest locally based financial institution in the Capital District area.

The Agreement provides that Ambanc shareholders will receive $21.50 per share in cash for each share of Ambanc stock they own. The proposed merger is subject to certain customary conditions for transactions of this type including, among others, Ambanc shareholder approval and regulatory approval. The merger is valued at approximately $100 million and is expected to be consummated in the first quarter of next year.

 "This combination continues to demonstrate our commitment to enhance shareholder value while supporting the financial needs of our local communities," commented Carl A. Florio, Hudson River's President and Chief
Executive Officer. Mr. Florio further stated that "as with our most recent strategic mergers, we expect this transaction to be accretive to earnings and will support our goal to provide high quality products and services to the communities we serve. The community bank focus that the management of Mohawk Community Bank have demonstrated complements Hudson River's own focus as we expand our market presence."

Mr. John M. Lisicki, President and Chief Executive Officer of Ambanc and Mohawk stated that "The merger with Hudson River not only provides tremendous value to our shareholders but is also a good strategic combination for both companies. Our community, customers and employees should all be well served by this business combination as Hudson River is, like us, committed to the principle of community banking. We look forward to completing our merger with Hudson River and continuing to serve our communities together."

Mr. Lawrence B. Seidman, Chairman of the Board of Directors of Ambanc, stated that "Our mission at Ambanc was to maximize shareholder value in the company. This transaction with Hudson River accomplishes that mission."

Ambanc will file proxy materials with the Securities and Exchange Commission ("SEC") which will set forth the complete details of the merger. WE URGE INVESTORS TO CAREFULLY READ THE PROXY MATERIALS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a copy of the Ambanc proxy materials free of charge at the SEC's web site at www.sec.gov. The materials may also be obtained for free by directing a written request to Ambanc Holding Co., Inc., 11 Division Street, Amsterdam, New York 12010, Attention: Secretary. INVESTORS SHOULD READ THE PROXY MATERIALS BEFORE MAKING A DECISION REGARDING THE MERGER.

Ambanc and its directors and executive officers may be deemed to be "participants" in Ambanc's solicitation of proxies in connection with the proposed merger. Information regarding the participants, including their holdings of Ambanc stock, is contained in Ambanc's annual meeting proxy materials filed with the SEC on April 18, 2001.

Hudson River Bank & Trust Company, a New York chartered savings bank established 1850, is headquartered in Hudson, New York with 37 full-service branch offices located in Columbia, Rensselaer, Albany, Saratoga, Schenectady, Greene, Warren and Dutchess counties. Hudson River Bank & Trust Company is a diversified and progressive financial services company offering commercial, trust and investment management, brokerage, on-line banking services and insurance products, in addition to its customary banking products. Its primary goal is to enhance shareholder value while maintaining its identity as a community bank.

Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The Company's primary subsidiary, Mohawk Community Bank, serves customers in sixteen upstate New York offices, located in Montgomery, Fulton, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Ambanc and Hudson River do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:
Hudson River Bank & Trust Company
Mr. Carl A. Florio, President and CEO
(518) 828-4600

Ambanc Holding Co., Inc.
Mr. John M. Lisicki, President and CEO
(518) 842-7200



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